Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA

Allied Nevada Updates on Metallurgical Programs for Oxide and

Sulfide Mineralization

July 19, 2010 Reno, Nevada—Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) provides an update for its ongoing metallurgical programs on oxide and sulfide mineralization at its wholly owned Hycroft mine, located near Winnemucca, Nevada.

Sulfide Metallurgy

The goal of the sulfide metallurgical program is to provide information for the anticipated feasibility study, expected to be completed in the second half of 2011. All testing to date has been completed to a feasibility study standard. Allied Nevada has completed initial and secondary metallurgical testing along with variability analysis on 27 samples of sulfide mineralization taken from various areas of the property.

The previously announced results indicate:

-	Sulfide mineralization is amenable to simple, conventional flotation technology.

-	Coarse grind to 100 microns.

-	Bond work index of 15.6 kWh/t, or equivalent to a moderate hardness.

-	Rougher flotation and cyanidation of the combined tailing indicates overall recoveries averaging approximately 85% for gold and 86% for silver.

-	Sulfide sulfur content of the cleaner concentrate is approximately 25%. This level of sulfur has produced an exothermic reaction in pressure oxidation, roasting and smelting operations. This type of exothermic reaction will reduce the amount of energy required to operate these process plants, reducing overall process costs.

-	Overall flotation concentration in excess of 20:1.

-	Direct relationship between recovery of sulfides and metals.

-	Key sulfides are pyrite, marcasite (Au) and pyrargerite (Ag) (see Table 1).

-	Flotation concentration is amenable to roasting, smelting or pressure oxidation.

Currently additional samples taken from a more diverse distribution of the property are undergoing testing. No metallurgical optimization test work has been completed for the variability tests. The ore types for the 27 samples tested to date ranged from highly silica-based to highly clay-bearing material; however, the clay-bearing materials represent a very small percentage of the sulfide mineralization. The metallurgical testing process is being optimized for each ore type as it is management’s belief that recoveries could improve.

Due to the very large size of the current sulfide resource, management believes that sulfide test work must be conducted on a total of approximately 100 composite samples, distributed throughout the deposit. This level of test work will allow for flow sheet and plant design. Management believes that this test work will be completed by mid-2011.

Table 1. Composite Cleaner Flotation Concentrate Mineralogy

Mineral Constituent	Mineral Mass %
Pyrite/Marcasite	72.00%
Chalcopyrite	0.13%
Arsenopyrite	0.26%
Other Sulfides	0.07%
Quartz	16.60%
Feldspar	3.15%
Clays	2.01%
Micas	4.15%
Other Silicates	0.04%
Ti Oxides	0.19%
Other Oxides	0.04%
Native Sulfur	0.25%
Sulfates	1.04%
Carbonates	0.01%
Ag Minerals	0.01%
Other	0.05%
Total	100.00%

Multi-element analysis conducted on 154 holes drilled at Hycroft indicates that trace amounts of mercury exists below 150 meters, predominantly where the sulfide mineralization occurs.

Oxide Metallurgy

Current run-of-mine leach performance is consistent with historical gold recoveries of 56.6% and silver recoveries are averaging approximately 10% for a silver to gold ounce production ratio of 2:1. Crushing approximately 30% of the total current ore feed, is expected to improve overall recoveries to approximately 60% for gold and 14% for silver. The first crushing system is expected to be in place in the third quarter of 2010 and two more are expected to be added as more siliceous ore comes available over the next 18 months.

The current goal for oxide testing is to determine the optimum crush size and to assess the potential economic benefit of grinding and milling of the oxide mineralization. Initial grinding test work is underway on nine composite oxide samples. This initial grinding test work is expected to be completed in the third quarter of 2010. Based upon the large size of the current oxide resource, management believes that additional column leach and grinding test work will be required on approximately 100 oxide composite samples. This test work is expected to be completed in the first half of 2011.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning the timing, results, indications and benefits of exploration, drilling test work, economics and engineering assessments ; management’s expectations that recoveries could be improved through optimization of the metallurgical testing processes used for each ore type; expectations regarding potential growth and optimization opportunities; results of evaluation of underlying sulfide mineralization at Hycroft; results of evaluation of the benefits of crushing oxide mineralization; results of metallurgical testing on

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oxide and sulfide mineralization; reserve and resource estimates; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell President & CEO (775) 358-4455	Tracey Thom Vice President, Investor Relations (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

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